                                   EXHIBIT 11

                    SENECA FOODS CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE

                        (In thousands except share data)



                                     Three Months Ended    Six Months Ended
                                     __________________    ________________
                                      1/28/95    1/29/94   1/28/95   1/29/94
                                      _______    _______   _______   _______
Net Earnings Applicable to Common Stock:

  Net Earnings                      $      159 $   1,203 $     892 $   5,615
  Deduct Preferred Cash Dividends            6         6        12        12
                                     _________  ________  ________  ________
    Net Earnings Applicable to
      Common Stock                  $      153 $   1,197 $     880 $   5,603
                                     =========  ========  ========  ========

Weighted Average Common
  Shares Outstanding                 2,796,555 2,918,199 2,796,555 2,968,466
Effect of Common Stock Equivalent            -         -         -         -
                                     _________ _________ _________ _________
Weighted Average Common Shares Out-
  standing for Primary               2,796,555 2,918,199 2,796,555 2,968,466
                                     ========= ========= ========= =========
Primary and Fully Diluted
  Earnings Per Share                 $     .05  $    .41  $    .31  $   1.89
                                     =========  ========  ========  ========
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